Exhibit 99.1

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-626-5226
kellers@rushenterprises.com

Karen S. Konecny, 830-626-5102
konecnyk@rushenterprises.com

RUSH ENTERPRISES, INC. ACQUIRES ASSETS OF DEALERSHIP GROUP IN OHIO,
EXPANDS NATIONAL NETWORK TO 78 RUSH TRUCK CENTERS.

SAN ANTONIO, Texas, January 2, 2013 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that its subsidiaries have acquired certain assets of MVI Group, which operates commercial truck and bus dealerships in Ohio under the names of Miami Valley International, Center City International, CCI North Coast and Buckeye Truck Centers.  The acquisition includes International, IC Bus, Isuzu and Idealease franchises and locations in Akron, Cincinnati, Cleveland, Columbus, Dayton, Findlay and Lima, Ohio.

The purchase price for the assets, goodwill and the three dealership properties that were purchased was approximately $107 million.  The Company will finance approximately $71 million of the purchase price under its floor plan, accounts receivable, and lease and rental truck financing arrangements.  The Company expects the acquisition to be accretive to future earnings.

The newly acquired locations in Ohio will operate as part of the Company’s Navistar Division and result in the Company operating 78 Rush Truck Centers in 15 states.  The acquisition also expands the Company’s Rush Truck Leasing and Rush Bus Centers capabilities.

“Ohio is a key market for many of our large fleet customers,” said W. M. “Rusty” Rush, the Company’s Chief Executive Officer and President.  “Acquiring service points in most of the key markets in Ohio demonstrates our commitment to expand service solutions for our customers wherever they operate.  We are excited to enter the Ohio market with Navistar’s International and IC Bus brands, Isuzu trucks and Idealease. We appreciate the support provided by representatives of Navistar, Isuzu and Idealease to help get this transaction closed in a very quick timeframe.”

“Many of our employees and employees of the dealerships we acquired worked very hard to ensure this acquisition closed by year-end.  I would like to personally thank them all for their efforts over the last two months and welcome all of our new employees in Ohio to the Rush Enterprises family.”

About Rush Enterprises, Inc.
Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird and IC Bus.   The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 15 states throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.